Exhibit 99.1

Contact:	Mark A. Kopser Executive Vice President and Chief Financial Officer (972) 713-3500
UNITED SURGICAL PARTNERS INTERNATIONAL
ANNOUNCES THIRD QUARTER 2011 RESULTS
Dallas, Texas (November 2, 2011) — United Surgical Partners International, Inc. (“USPI” or the “Company”) today announced results for the third quarter and nine months ended September 30, 2011.
Third Quarter Financial Results
     For the quarter ended September 30, 2011, consolidated net revenues increased 6% to $149.5 million compared with $141.4 million in the prior year period. Operating income increased 14% for the third quarter and was $56.6 million as compared with $49.6 million for the prior year period. Operating income margin for the third quarter increased 280 basis points to 37.9% versus 35.1% in the prior year period. Both the current and prior year had de novo start-up losses, acquisition related costs, and certain non-facility operating expenses, which are explained in more detail in our 10Q filing. Adjusted EBITDA less noncontrolling interests increased to $49.4 million versus $48.7 million in the prior year quarter.
     The financial results for the third quarter were driven by systemwide revenue growth of 12%, consisting of 6% U.S. same-facility revenue growth and the remainder being due to acquisition activity.
     Cash flows from operating activities for the third quarter totaled $67.7 million compared with $61.4 million for the prior year period. During the third quarter, the Company and its consolidated subsidiaries invested approximately $2.8 million in maintenance capital expenditures and an additional $9.3 million to develop new facilities and expand existing facilities.
Nine-Month Financial Results
     For the nine months ended September 30, 2011, consolidated net revenues increased 6% to $447.6 million compared with $422.5 million in the prior year period. Operating income increased 13% for the first nine months of 2011 to $178.1 million as compared with $157.5 million for the prior year period. Operating income margin for the first nine months of 2011 increased 250 basis points to 39.8% versus 37.3% in the prior year period. Both the current and prior year had de novo start-up losses, acquisition related costs, and certain non-facility operating expenses, which are explained in more detail in our 10Q filing. Adjusted EBITDA less noncontrolling interests increased to $151.4 million from $144.3 million in the prior year period.
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United Surgical Partners Announces Third Quarter 2011 Results

November 2, 2011
     Cash flows from operating activities for the nine months ended September 30, 2011, totaled $140.4 million compared with $137.8 million for the prior year period. This increase was due to the Company’s 19% growth in net income being mostly offset by increased federal tax payments. The Company’s federal tax payments in the first half of 2010 were lower due to its still having significant net operating loss carryforwards to apply. During the first nine months of 2011, the Company and its consolidated subsidiaries invested approximately $11.9 million in maintenance capital expenditures and an additional $15.4 million to develop new facilities and expand existing facilities.
Systemwide Financial Results
     Due to the Company’s partnerships with physicians and not-for-profit healthcare systems, the Company does not consolidate the financial results of the majority of its facilities. While revenues of the Company’s unconsolidated facilities are not recorded as revenues by USPI, equity in earnings of unconsolidated affiliates is a significant and growing portion of the Company’s overall earnings. To help analyze results of operations, management uses systemwide operating measures such as systemwide revenue growth, which include revenues of both consolidated and unconsolidated facilities. In addition to overall systemwide revenue growth, USPI calculates growth rates and operating margins for the facilities that were operational in both the current and prior year periods, a group the Company refers to as same-store or same-facility. This group also consists of both consolidated and unconsolidated facilities. At September 30, 2011, 143 of the 204 facilities the Company operated were not consolidated.
Revenue Analysis
     For the third quarter, the systemwide revenues of the facilities operated by the Company increased 12% on a year-over-year basis, while consolidated revenues increased 6%. For the first nine months of 2011, the systemwide revenues of the facilities operated by the Company increased 13% on a year-over-year basis, while consolidated revenues increased 6%. The table below lists the key drivers of year-over-year changes in revenues.

	Three Months Ended		Nine Months Ended
	September 30, 2011		September 30, 2011
	As Reported	Unconsolidated	As Reported	Unconsolidated
	Under GAAP	Affiliates	Under GAAP	Affiliates
Total revenues, period ended September 30, 2010	$141,392	$329,882	$422,454	$951,420
Add: Revenue from acquired facilities	4,255	22,303	10,615	62,443
Less: Revenue of deconsolidated facilities	(3,411)	3,411	(9,747)	9,747
Less: Revenue of disposed facilities	—	(3,237)	—	(6,628)
Impact of exchange rate	936	—	3,896	—

Adjusted base period	$143,172	$352,359	$427,218	$1,016,982
Increase from operations	4,469	22,501	12,402	75,318
Non-facility based revenue	1,817	3,784	7,978	8,697

Total revenues, period ended September 30, 2011	$149,458	$378,644	$447,598	$1,100,997

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United Surgical Partners Announces Third Quarter 2011 Results

November 2, 2011
Development Activity
     During the quarter, the Company acquired 14 facilities through the acquisition of Titan Health Corporation. Year-to-date, USPI has acquired 16 facilities, opened four de novo facilities, and sold its interest in five facilities.
Summary
     Commenting on the results, William H. Wilcox, USPI’s chief executive officer, said, “We continue to see pressure on organic volume growth due to overall weakness in the economy. However, we still believe that the fundamentals of the surgical business are sound and therefore continue to invest in acquisitions.”
     The live broadcast of USPI’s third quarter conference call will begin at 5:00 p.m. Eastern Time on November 2, 2011. A 30-day online replay will be available approximately an hour following the conclusion of the live broadcast. A link to these events can be found on the Company’s website at www.uspi.com or at www.earnings.com. Additional financial information pertaining to United Surgical Partners International may be found by visiting the Investor Relations section of the Company’s website.
     USPI, headquartered in Dallas, Texas, currently has ownership interests in or operates 204 surgical facilities. Of the Company’s 199 domestic facilities, 138 are jointly owned with not-for-profit healthcare systems. The Company also operates five facilities in the United Kingdom.
     The above includes forward-looking statements based on current management expectations. Numerous factors exist that may cause results to differ from these expectations. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) reduction in reimbursement from payors; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the Company’s significant leverage; (iv) geographic concentrations of certain of the Company’s operations; (v) risks associated with the Company’s acquisition and development strategies; (vi) the regulated nature of the healthcare industry; (vii) the highly competitive nature of the healthcare business; and (viii) those risks and uncertainties described from time to time in the Company’s filings with the Securities and Exchange Commission. Therefore, the Company’s actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
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United Surgical Partners Announces Third Quarter 2011 Results

November 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Statements of Income
(in thousands, except number of facilities)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues	$149,458	$141,392	$447,598	$422,454

Equity in earnings of unconsolidated affiliates	18,684	17,247	56,718	49,754

Operating expenses:
Salaries, benefits and other employee costs	41,589	39,027	122,060	113,707
Medical services and supplies	24,680	23,571	73,857	71,878
Other operating expenses	24,694	27,568	72,405	72,847
General and administrative expenses	11,807	9,626	32,700	27,295
Provision for doubtful accounts	2,845	1,964	6,878	6,271
Net (gain) loss on deconsolidations, disposals and impairments	(1,271)	(57)	(3,749)	536
Depreciation and amortization	7,169	7,342	22,042	22,128

Total operating expenses	111,513	109,041	326,193	314,662

Operating income	56,629	49,598	178,123	157,546
Interest expense, net	(15,507)	(16,994)	(49,284)	(52,016)
Other, net	5	367	(114)	723

Income from continuing operations before income taxes	41,127	32,971	128,725	106,253
Income tax expense	(9,253)	(7,095)	(29,821)	(24,238)

Income from continuing operations	31,874	25,876	98,904	82,015
Discontinued operations, net of tax	10	281	(519)	810

Net income	31,884	26,157	98,385	82,825
Less: Net income attributable to noncontrolling interests	(16,598)	(14,309)	(49,592)	(43,079)

Net income attributable to USPI’s common stockholder	$15,286	$11,848	$48,793	$39,746

Supplemental Data:
Facilities operated at period end	204	174	204	174
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United Surgical Partners Announces Third Quarter 2011 Results

November 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	Sept. 30,	Dec. 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$55,926	$60,253
Accounts receivable, net of allowance for doubtful accounts of $7,908 and $7,481, respectively	48,336	50,082
Other receivables	15,177	15,242
Inventories	8,778	9,191
Deferred tax assets, net	11,050	14,961
Other	22,239	14,682

Total current assets	161,506	164,411

Property and equipment, net	203,132	202,260
Investments in unconsolidated affiliates	419,313	393,561
Goodwill and intangible assets, net	1,616,183	1,587,877
Other	21,436	24,630

Total assets	$2,421,570	$2,372,739

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$24,887	$23,488
Accrued expenses and other	224,896	218,786
Current portion of long-term debt	23,840	22,386

Total current liabilities	273,623	264,660

Long-term debt	1,018,207	1,047,440
Other liabilities	168,482	157,820

Total liabilities	1,460,312	1,469,920

Noncontrolling interests — redeemable	98,838	81,668

USPI stockholder’s equity	827,752	786,757
Noncontrolling interests — nonredeemable	34,668	34,394

Total equity	862,420	821,151

Total liabilities and equity	$2,421,570	$2,372,739

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United Surgical Partners Announces Third Quarter 2011 Results

November 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics
(in thousands, except for number of facilities, cases and percentages)

	Three Months Ended September 30,
	2011	2010	% Change
Systemwide same-facility statistics(1) (2):
United States:
Facility cases	208,911	209,324	(0.2)%
Net revenue/case	$2,260	$2,132	6.0%
Net revenue (in thousands)	$472,075	$446,253	5.8%
Facility operating income margin(3)	26.7%	26.3%	40 bps

United Kingdom:
Adjusted admissions	5,218	5,226	(0.2)%
Net revenue/adjusted admission	$5,185	$4,787	8.3%
Net revenue/adjusted admission (at constant currency translation rates)(4)	$5,185	$4,967	4.4%
Net revenue (in thousands)	$27,056	$25,016	8.2%
Facility operating income margin(3)	16.9%	21.7%	(480) bps
Other:
Total consolidated facilities	61	60

EBITDA less noncontrolling interests(5)
GAAP operating income	$56,629	$49,598	14.2%
Depreciation and amortization	7,169	7,342
Net (gain) loss on deconsolidations, disposals and impairments	(1,271)	(57)

EBITDA	62,527	56,883
Net income attributable to noncontrolling interests	(16,598)	(14,309)

EBITDA less noncontrolling interests	$45,929	$42,574	7.9%
De novo start-up losses	1,817	133
Titan acquisition costs	1,611	—
Expense related to previous acquisitions	—	6,000

Adjusted EBITDA	$49,357	$48,707	1.3%

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United Surgical Partners Announces Third Quarter 2011 Results

November 2, 2011
UNITED SURGICAL PARTNERS INTERNATIONAL, INC.
Key Operating Statistics (Continued)
(in thousands, except for number of facilities, cases and percentages)

	Nine Months Ended September 30,
	2011	2010	% Change
EBITDA less noncontrolling interests(5)
GAAP operating income	$178,123	$157,546	13.1%
Depreciation and amortization	22,042	22,128
Net (gain) loss on deconsolidations, disposals and impairments	(3,749)	536

EBITDA	196,416	180,210
Net income attributable to noncontrolling interests	(49,592)	(43,079)

EBITDA less noncontrolling interests	$146,824	$137,131	7.1%
De novo start-up losses	2,889	147
Titan acquisition costs	1,734	—
Expense related to prior acquisition	—	6,000
VAT assessment	—	1,000

Adjusted EBITDA	$151,447	$144,278	5.0%

(1)	Excludes facilities in their first year of operations. Includes facilities accounted for under the equity method as well as consolidated facilities.

(2)	Statistics are included in both periods for current year acquisitions.

(3)	Calculated as operating income divided by net revenue.

(4)	Calculated using third quarter 2011 exchange rates. The Company believes net revenue per adjusted admission is an important measure of the United Kingdom operations and that using a constant currency translation rate more accurately reflects the trend of the business.

(5)	EBITDA and EBITDA less noncontrolling interests are not measures defined under generally accepted accounting principles (GAAP). The Company believes EBITDA and EBITDA less noncontrolling interests are important measures for purposes of allocating resources and assessing performance. EBITDA, which is computed by adding operating income plus depreciation and amortization, net (gain) loss on deconsolidations, disposals and impairments, is commonly used as an analytical indicator within the healthcare industry and also serves as a measure of leverage capacity and debt service ability. EBITDA less noncontrolling interests, which is computed by subtracting net income attributable to noncontrolling interests from EBITDA, adjusts both years’ EBITDA to reflect that the Company does not own 100% of each facility. EBITDA and EBITDA less noncontrolling interests should not be considered as measures of financial performance under GAAP, and the items excluded from EBITDA and EBITDA less noncontrolling interests are significant components in understanding and assessing financial performance. Because EBITDA and EBITDA less noncontrolling interests are not measurements determined in accordance with GAAP and are thus susceptible to varying calculation methods, EBITDA and EBITDA less noncontrolling interests as presented by United Surgical Partners International may not be comparable to similarly titled measures of other companies.
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